Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Montage New Holdco, Inc. of our report dated March 29, 2013, except for the presentation of the condensed consolidating statements of comprehensive income and cash flows for the year ended December 31, 2012 included in Note 13 to the consolidated financial statements, as to which the date is March 2, 2015, relating to the financial statements, which appears in Media General, Inc.’s (formerly known as New Young Broadcasting Holding Co., Inc.) Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 19, 2016